UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 24, 2023
Jason DeZwirek Chairman of the Board Todd Gleason Chief Executive Officer

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s (“CECO” or the “Company”) Annual Meeting of Stockholders at 8:00 a.m. Central Time on Monday, June 5, 2023 to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECO2023 (the “Annual Meeting”). We continue to embrace the latest technology to provide expanded access, improved communication, and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Further information on attending, voting, and submitting questions at the Annual Meeting is included in the accompanying Notice of Annual Meeting and Proxy Statement.

Our Board supported the tremendous growth and financial success of 2022

The past year demonstrated that CECO’s products and solutions protecting people, the environment, and industrial equipment are critical even in a challenging marketplace. The Board supported important management actions that added more experience and diversity to the senior ranks. The Company accelerated its organic and inorganic growth strategies which delivered record bookings in two separate quarters and total year bookings’ growth of 46 percent. These bookings produced record backlogs and more balance across the Company’s business platforms. The Company’s topline growth accelerated its bottom line as well, as CECO grew adjusted EBITDA over 60 percent. The result to our stockholders was a share price that greatly outperformed our industrial peer group and the broader stock market.

Our Board is highly engaged in our enterprise strategy and commitment to ESG

CECO has a focused growth strategy to advance in Industrial Air, Industrial Water and Energy Transition. To maximize the Company’s leadership, the Board established an M&A Committee to work closely with management and develop a robust pipeline of strategic transactions. In 2022, we closed four strategic acquisitions within Industrial Air and Industrial Water, expanding our international market leadership, and repurchased $7 million of shares. Additionally, the Board was consulted about our progress after the Company’s inaugural Environmental, Social and Governance Report, published in the first half of 2022, which improved our ISS ESG score almost 50%.

Our Board is adding more expertise

We believe our directors bring a well-rounded variety of diversity, skills, qualifications, and experiences, and represent an effective mix of Company knowledge and fresh perspectives. In July 2022, we announced the appointment of Robert E. Knowling, Jr. to the CECO Board of Directors. Bob brings to the Company significant operational, financial, and board experience from a broad range of global businesses and industries.

Your vote is important to us, regardless of whether you plan to participate virtually during the Annual Meeting. We have included voting instructions within these materials and request that you vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp. and our mission to protect people, the environment and industrial equipment.

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2022, INCLUDING THE RELATED FINANCIAL STATEMENTS, WERE FIRST MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT APRIL 24, 2023.

CECO ENVIRONMENTAL CORP.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

WHEN

We are taking advantage of the Securities and Exchange Commission ("SEC") rules allowing us to furnish proxy materials to stockholders on the internet. We believe that this method of delivery is more efficient and reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials, and to vote online. The proxy materials consist of: (1) this Notice of 2023 Annual Meeting of Stockholders; (2) the Proxy Statement for the Annual Meeting (the “Proxy Statement”); and (3) the CECO Environmental Corp. 2022 Annual Report to Stockholders. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice of Internet Availability of Proxy Materials or in the Proxy Statement. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of proxies to be voted at the Annual Meeting to be held via webcast at 8:00 a.m., Central Time, on June 5, 2023, or any postponement or adjournment thereof.

For more information about the Annual Meeting, please refer to the “Additional Information About the Annual Meeting” section found within the proxy statement.

Monday, June 5, 2023 8AM (CT)
ADMISSION	AGENDA:
Via live audio webcast, please visit: www.virtualshareholdermeeting.com/CECO2023

1    To elect seven directors for a one-year term.

2    To approve, on an advisory basis, the compensation of our named executive officers.

3    To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

4    To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

WHO MAY VOTE Stockholders of record at the close of business on April 10, 2023.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote now via the Internet, telephone, or mail. We appreciate your continued support.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 5, 2023

This Proxy Statement and the CECO Environmental Corp. 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at https://investors.cecoenviro.com. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

	BY INTERNET www.proxyvote.com	BY TELEPHONE 1-800-690-6903	BY MAIL Mail your signed proxy card
By Order of the Board of Directors Jason DeZwirek Chairman of the Board of Directors April 24, 2023

PROXY SUMMARY

This summary highlights selected information contained in this Proxy Statement. Please read this entire Proxy Statement carefully before voting your shares. On April 24, 2023, we began to mail to our stockholders of record, as of the close of business on April 10,2023, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. For more complete information regarding the Company’s 2022 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Who We Are

CECO Environmental is a leading environmentally focused, diversified industrial company serving the broad landscape of industrial air, industrial water and energy transition markets globally providing innovative solutions and application expertise.

CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect people, the environment and industrial equipment.

CECO solutions improve air and water quality, optimize emissions management, and increase energy efficiency for highly-engineered applications in power generation,

midstream and downstream hydrocarbon processing and transport, electric vehicle production, polysilicon fabrication, semiconductor and electronics, battery production and recycling, specialty metals and steel production, beverage can, water/wastewater treatment and a wide range of other industrial end markets.

We produce products to help protect the air we collectively breathe, maintain clean and safe operations for employees, lower energy consumption and minimize waste for customers, and ensure they meet regulatory compliance standards for toxic emissions, fumes, volatile organic compounds, and odors.

Virtual Annual Meeting

WHEN	ADMISSION	WHO MAY VOTE

Monday, June 5, 2023 8AM (CT)	Via live audio webcast, please visit: www.virtualshareholdermeeting.com/CECO2023	Stockholders of record at the close of business on April 10, 2023

MATTERS TO BE VOTED

PROPOSALS		BOARD RECOMMENDATION

1	To elect seven directors for a one-year term.	FOR each director nominee.

2	To approve, on an advisory basis, the compensation of our named executive officers.	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

3	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

DIRECTOR NOMINEES

	Age	Director Since	Committees	Qualifications
JASON DEZWIREK Chairman of the Board CECO Environmental Corp	52	1994	Mergers and Acquisitions	● Operations ● Technology ● Management ● Strategy
TODD GLEASON Chief Executive Officer CECO Environmental Corp	52	2020	Mergers and Acquisitions	● Financial ● Business ● Executive Leadership
ROBERT E. KNOWLING, JR. Chairman Eagles Landing Partners	67	2022	Mergers and Acquisitions (Chair)	● Business ● Executive Leadership ● Merger and Acquisition ● Compensation
CLAUDIO A. MANNARINO President Sette CS Inc	53	2015	Audit (Chair) Nominations and Governance	● Financial ● Strategy ● Merger and Acquisition
MUNISH NANDA President, Americas & Europe of Watts Water Technologies, Inc.	58	2018	Compensation	● Operations ● Fluid Handling ● Energy ● Manufacturing
VALERIE GENTILE SACHS Former Vice President, General Counsel and Corporate Secretary OM Group, Inc.	67	2016	Compensation (Chair) Nominations and Governance	● Legal ● Management ● Governance ● Compliance ● Compensation
RICHARD F. WALLMAN Former Senior Vice President and Chief Financial Officer Honeywell International, Inc.	72	2021	Audit Mergers and Acquisitions	● Executive Leadership ● Management

Board Diversity

8 33%
INDEPENDENT 6 of 7 WOMEN OR MINORITIES 43%	TENURE	AGE

BUSINESS PERFORMACE AND FINANCIAL HIGHLIGHTS

As an engineering and services company focused on helping our customers meet or exceed regulatory or self-appointed environmental targets, we understand that we have a responsibility to reduce our internal environmental footprint. We are also committed to ensuring that we are fostering a diverse and inclusive workforce and strong processes around controls and transparency.

REVENUE $423M ▲30% YOY	BOOKINGS $527M ▲46% YOY	EARNINGS PER SHARE $0.50 ▲$0.46 YOY

FREE CASH FLOW	GROSS MARGIN	BACKLOG	ADJUSTED EBITDA
$27M ▲$16M YOY	$128M ▲27% YOY	$312M ▲46% YOY	$42M ▲65% YOY

GOVERNANCE HIGHLIGHTS

BOARD AND GOVERNANCE PRACTICES

Size of the Board. The Company’s Bylaws provide that the Board will be not less than 3 nor more than 9 directors

Majority of Independent Directors. It is the policy of the Board that a majority of the directors will not be current employees of the Company and will otherwise meet appropriate standards of independence.

Management Directors. The Board anticipates that the Company’s Chief Executive Officer (“CEO”) will be nominated annually to serve on the Board.

Chairman; Lead Independent Director. The Board will appoint a Chairman. All directors, including the CEO, are eligible for appointment as the Chairman.

Selection of Nominees to the Board of Directors. The Board, through the Nominations and Governance Committee, is responsible for the selection of nominees for election or appointment to the Board.

Board Membership Criteria. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity.

Board Compensation. The Board, through the Compensation Committee, reviews, with the assistance of management or outside consultants if desired, appropriate compensation policies for the directors serving on the Board and its committees.

Other Board Memberships. Without prior approval from the Board, no director may serve on more than four public corporation boards (including the Company’s Board).

Board Evaluations. The Board shall conduct a self-evaluation at least annually.

Attendance. Absent unusual circumstances, each director is expected to attend all meetings of the Board and all meetings of any committee on which such director serves.

Independent and Non-Management Directors Discussions. It is the policy of the Board that the independent members of the Board meet separately at least twice per year to discuss such matters as the independent directors consider appropriate.

Board Presentations and Access to Information. The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed or who have potential that the CEO believes should be given exposure to the Board.

Director Stock Ownership. To further align the interests of non-management directors and stockholders, each non-management director is required to own shares of the Company’s common stock having a value equal to at least three times the non-management director’s regular annual cash retainer.

CEO Stock Ownership. To further align the interests of the CEO and stockholders, the CEO is required to own shares of the Company’s common stock having a value equal to at least five times his or her base salary.

Management Succession and Development Planning. The CEO reviews with the Board succession and development plans for senior executive officers.

COMPENSATION HIGHLIGHTS

1	2

During 2022, our Compensation Committee continued to administer executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.

 Our annual performance-based cash incentive compensation program is typically designed to reward our management team (including our named executive officers (“NEOs”)) for achievement of certain pre-established, short-term financial and/or operational goals. For 2022, the performance objectives under our performance-based incentive program consisted of equally-weighted financial measures including Bookings, Adjusted EBITDA, Revenue and Free Cash Flow, in each case established by reference to the Company’s annual operating plan.

3	4

Performance-based restricted stock units (“PRSUs”) that were granted in 2022 under our long-term equity incentive program require attainment of relative total shareholder return (“Relative TSR”) goals during the 2022-2024 performance period for a specific percentage of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) in 2022 to our NEOs. These RSUs have a four year vesting period, with 25% vesting annually on each anniversary date.

Our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In 2022, we engaged our independent compensation consultant to conduct a market analysis of the compensation of all our executive officers and the entire Board’s total cash compensation and equity retainer against the general market and our peer group.

5	6	7

Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own shares of our stock or stock equivalents having a value equal to five times his base salary. Each of our CFO and COO are required to own shares of our stock or stock equivalents having a value equal to three times his base salary.

Our current clawback policy permits us to recover excess incentive-based compensation paid to a current or former “Section 16 officer” if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such person willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the noncompliance or benefitted materially as a result of receiving excess incentive-based compensation. We intend to update our clawback policy when required by applicable listing standards to comply with the final compensation recovery rules adopted by the SEC in 2022.

We generally use tally sheets when determining executive compensation.

8
We provide limited perquisites.

			Page

INFORMATION ABOUT THE ANNUAL MEETING			1

PROPOSAL 1 ELECTION OF DIRECTORS			2

Directors and Nominees	2	ESG Oversight	13

Attributes And Experience	3	Director Qualifications and Diversity	13

Our Board and Its Committees	8	2022 Director Compensation	15

Director Independence	8

PROPOSAL 2 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS			17

EXECUTIVE COMPENSATION	18

Compensation Discussion and Analysis	18	2022 Option Exercises and Stock Vested Table	32

Compensation Committee Report	29	Potential Payments Upon Termination or Change in Control	32

2022 Summary Compensation Table	29	Chief Executive Officer Pay Ratio	37

2022 Grants of Plan-Based Awards	30	Pay Versus Performance	38

2022 Outstanding Equity Awards at Fiscal Year-End Table	31

PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM			41

AUDIT MATTERS	42

Audit Committee Report	42	Independent Registered Public Accounting Firm Fees	42

OTHER INFORMATION			43

Management Ownership	43	Delinquent Section 16(a) Reports	44

Other Security Ownership	44	Certain Transactions	44

INFORMATION FOR OUR 2024 ANNUAL MEETING			45

QUESTIONS AND ANSWERS ABOUT OUR 2023 ANNUAL MEETING			47

APPENDIX			A-1
Relative TSR Peer Companies	A-1	Supplementary Reconciliation of Non-GAAP Financial Measures	A-2

CECO ENVIRONMENT

INFORMATION ABOUT THE ANNUAL MEETING

Attendance and Participation

Our Annual Meeting will be conducted on the internet via webcast only. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to attend and participate as they would at an in-person meeting, and will be able to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CECO2023. Stockholders who would like to attend and participate in the Annual Meeting will need the 16-digit control number included on their proxy card or voting instruction form. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 7:45 a.m. Central Time.

The Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Questions and Information Accessibility

Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CECO2023, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, https://investor.cecoenviro.com/, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting, including the list of our stockholders of record, will be available at www.virtualshareholdermeeting.com/CECO2023. Stockholders may view the list for such purposes 10 days prior to the meeting by contacting Investor.Relations@OneCECO.com.

Technical Difficulties

Information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CECO2023 starting at 7:45 a.m. Central Time on June 5, 2023, through the conclusion of the Annual Meeting.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, without exhibits, upon written request to the address above.

2023 Proxy Statement	1

CECO ENVIRONMENT

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors (“Board”) currently consists of eight directors, each serving a one-year term. David B. Liner will not stand for re-election at the Annual Meeting and his term as a director will end at the Annual Meeting. We thank Mr. Liner for his years of service and dedication to CECO. Upon the recommendation of the Nominations and Governance Committee of the Board, our Board has proposed the re-election of each of the existing directors, except for Mr. Liner, to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee. The following table lists all of the director nominees.

✓ The Board recommends a vote FOR each nominee for Director

Name (1)	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Governance Committee (2)	M&A Committee
Jason DeZwirek Chairman of the Board	1994	✓				✓
Todd Gleason Chief Executive Officer	2020					✓
Robert E. Knowling, Jr. (3)	2022	✓
Claudio A. Mannarino	2015	✓			✓
Munish Nanda	2018	✓		✓
Valerie Gentile Sachs	2016	✓			✓
Richard F. Wallman	2021	✓	✓			✓

Chair

(1)	These are the committee assignments as of the date of this Proxy Statement.
(2)	David B. Liner is the current Nominations & Governance Chair, but will not stand for re-election at the Annual Meeting.
(3)	Robert E. Knowling, Jr. was appointed to the Board on July 11, 2022.

2	2023 Proxy Statement

CECO ENVIRONMENT

ATTRIBUTES AND EXPERIENCE

EXECUTIVE	RISK MANAGEMENT	CORPORATE GOVERNANCE	FINANCE
100%	57%	57%	43%

	TECHNOLOGY & INNOVATION	INTERNATIONAL
	57%	100%

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director nominee’s background, professional experience, qualifications and skills.

2023 Proxy Statement	3

CECO ENVIRONMENT

Jason DeZwirek Chairman of the Board | CECO Environmental Corp.
Age: 52 Director Since:1994	Board Committees: Mergers & Acquisitions Other Directorships: N/A

Professional Experience

CECO Environmental Corp

●
Chairman of the Board since May 2013
●
Secretary of our Company from February 1998 until September 2013

API Technologies Corp.

●
Served as a director and corporate secretary
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Served as a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011

Kaboose Inc.

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Founder
●
Served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009
●
Mr. DeZwirek also is and has been involved in private investment activities

Mr. DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as a director of our Company for over 20 years, he also has a breadth of knowledge of the overall issues our Company faces.

Todd Gleason Chief Executive Officer | CECO Environmental Corp.
Age: 52 Director Since:2020	Board Committees: Mergers & Acquisitions Other Directorships: N/A

Professional Experience

CECO Environmental Corp

●
Chief Executive Officer since July 2020

Scientific Analytics Inc.

●
Served as President and Chief Executive Officer of Scientific Analytics, a predictive analytic technologies and services company, from April 2015 to July 2020

Pentair plc.

●
Senior Vice President and Corporate Officer from January 2013 to March 2015
●
President, Integration and Standardization from January 2010 to January 2013
●
Vice President, Global Growth and Investor Relations from June 2007 to January 2010
American Standard Companies Inc. ● Served as Vice President, Strategy and Investor Relations Honeywell International Inc ● Served as Chief Financial Officer, Honeywell Process Solutions
Mr. Gleason’s qualifications to sit on the Board include his financial and business background, as well as his extensive executive and leadership experience.

4	2023 Proxy Statement

CECO ENVIRONMENT

Robert E. Knowling, Jr. Chairman | Eagles Landing Partners
Age: 67 Director Since: 2022	Board Committees: Mergers & Acquisitions Other Directorships: Rite Aid Corporation, Stride, Inc., Rocket Software and Stream Companies

Professional Experience

Eagles Landing Partners

●
Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses, since 2009

Telwares

●
Served as Chief Executive Officer from 2005 to 2009

●
Served as Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation that is chartered with developing the next generation of principals in the New York City public school system, from 2002 to 2005
●
Served as Chairman and Chief Executive Officer of SimDesk Technologies, a computer software company, from 2001 to 2003
●
Served as Chairman, President and Chief Executive Officer of Covad Communications, a Warburg Pincus private equity-backed start-up company
●
Previously served on the board of directors of Citrix Systems Inc., Roper Technologies Inc. and Convergys Corporation

Mr. Knowling was first identified as a candidate for director by another currently-serving director and was appointed to the Board effective July 11, 2022. Mr. Knowling brings to the Board extensive experience in executive management and leadership roles, including experience leading companies through periods of high growth and organizational turnaround. In addition, his service on a number of other public company boards of directors enables Mr. Knowling to share insights with the Board regarding corporate governance best practices.

Claudio A. Mannarino President | Sette CS Inc
Age: 53 Director Since: 2015	Board Committees: Audit (Chair) and Nominations and Governance Other Directorships: N/A

Professional Experience

Sette CS Inc

●
President of Sette CS, a management consulting firm, since 2016

API Technologies Corp

●
Served as the Senior Vice President and Chief Financial Officer from June 2014 to November 2015
●
He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010

●
He served in various, senior-level management roles throughout API’s finance organization

Transcontinental, Inc

●
Served as Controller for two divisions
●
A Canadian publicly traded company on the Toronto Stock Exchange

Mr. Mannarino brings over 20 years of financial, strategic and merger and acquisition expertise to our Board, which assists us as we expand our business.

2023 Proxy Statement	5

CECO ENVIRONMENT

Munish Nanda President | Americas & Europe of Watts Water Technologies, Inc.
Age: 58 Director Since: 2018	Board Committees: Compensation Other Directorships: N/A

Professional Experience

Americas & Europe of Watts Water Technologies, Inc

●
Served as President of Americas & Europe of Watts Water, a global manufacturer of plumbing, heating, and water quality products, since 2016

ITT Corporation

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Served as President of Control Technologies for ITT Corporation from April 2011 to March 2015
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Served as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011

Thermo Fisher Scientific Corporation and Honeywell International Inc

●
Earlier in his career, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which assists us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy, and other niche manufacturing industries including medical electronics, defense and aerospace.

Valerie Gentile Sachs Former Vice President, General Counsel and Corporate Secretary | OM Group, Inc.
Age: 67 Director Since: 2016	Board Committees: Compensation (Chair) and Nominations and Governance Other Directorships: N/A

Professional Experience

OM Group, Inc

●
Served as the Vice President, General Counsel and Corporate Secretary
●
She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group
Marconi plc ● Served as General Counsel

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the former General Counsel of three public companies, she has developed expertise in the areas of governance, compliance, and executive compensation, which provides strong support and additional depth to our Board and to the committees on which she serves.

6	2023 Proxy Statement

CECO ENVIRONMENT

Richard F. Wallman Retired Senior Vice President and Chief Financial Officer| Honeywell International, Inc.
Age 72 Director Since: 2021	Board Committees: Audit and Mergers and Acquisitions Other Directorships: Smile Direct Club, Charles River Laboratories International, Inc. and Roper Technologies, Inc.
Professional Experience Honeywell International, Inc ● Served as Senior Vice President and Chief Financial Officer

●
Previously served on the board of directors of Extended Stay America, Inc. and Wright Medical, Inc. all publicly traded companies in the United States and Boart Longyear, a publicly traded company in Australia

Mr. Wallman brings more than 30 years of executive leadership and management experience across a broad range of global businesses and industries and has a deep understanding of the global challenges and opportunities we will continue to face as we grow our business.

VOTE REQUIRED

In order to be elected, a nominee must receive the affirmative vote a majority of the shares represented at the Annual Meeting in person or by proxy.

Our Board recommends a vote “FOR” the election of each director nominee named above.

2023 Proxy Statement	7

CECO ENVIRONMENT

Our Board and Its Committees

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Mergers & Acquisitions Committee, and the Nominations and Governance Committee. Each of these committees operates under a written charter, which can be found on our website www.cecoenviro.com in the Investor Relations, Corporate Governance section.

Director Independence

All of our directors, other than Mr. Gleason, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

Our Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the SEC.

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements.

Members: Claudio A. Mannarino, Chair David B. Liner Richard Wallman	4 Meetings in 2022

Primary Responsibilities

Our Audit Committee’s responsibilities include overseeing and reviewing:

●
the financial reports and other financial information;
●
our Company’s system of internal accounting and financial controls;
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the engagement of our independent auditor; and
●
the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent registered public accounting firm and evaluates transactions where the potential for a conflict of interest exists.

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Compensation Committee

Our Board has determined that each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our executive compensation programs, with particular attention to the compensation for our Chief Executive Officer (“CEO”) and the other executive officers subject to Section 16 of the Exchange Act. The Compensation Committee's primary purpose is to assist our Board in matters related to compensation of these executive officers.

Members: Valerie Gentile Sachs, Chair David B. Liner Munish Nanda	5 Meetings in 2022

Primary Responsibilities

Our Compensation Committee’s responsibilities include:

●
reviewing and approving corporate goals and objectives for the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and determining and approving (or recommending to our Board for approval) our CEO's compensation level based on this evaluation; and
●
determining and approving (or recommending to our Board for approval) the compensation of our other executive officers.

Our Compensation Committee also administers our equity programs, including our 2021 Equity and Incentive Compensation Plan and 2020 Employee Stock Purchase Plan. The Compensation Committee's activities include reporting to our Board on all compensation matters regarding our directors, executive officers, and other key salaried employees. Our Compensation Committee annually reviews and recommends to our Board for approval the compensation for our directors, executive officers and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management, including under our 2021 Equity and Incentive Compensation Plan. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion and Analysis” section below.

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Nominations and Governance Committee

Our Board has determined that each member of our Nominations and Governance Committee is an independent director under the applicable NASDAQ listing requirements. Our Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at the annual meeting of stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2024 Annual Meeting.”

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board that stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254, Attention: Corporate Secretary.

Members: David B. Liner, Chair Claudio A. Mannarino Valerie Gentile Sachs	5 Meetings in 2022

Primary Responsibilities

Our Nominations and Governance Committee’s responsibilities include:

●
identifying individuals qualified to become Board members;
●
making recommendations to our Board regarding Board and committee composition;
●
developing and recommending to our Board corporate governance principles applicable to our Company;
●
advising and assisting the Board with oversight of environmental, social and governance related ("ESG") matters; and
●
overseeing the evaluation of our Board and management.

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Mergers and Acquisitions Committee

Our Board established our Mergers and Acquisitions Committee with the primary purpose of reviewing with management periodically the Company’s strategy regarding acquisitions, dispositions, joint ventures, or mergers (“Strategic Transactions”).

Members: Robert E. Knowling, Jr., Chair Jason DeZwirek Todd Gleason Richard Wallman	2 Meetings in 2022

Primary Responsibilities

Our Mergers and Acquisitions Committee’s responsibilities include:

●
reviewing with management the Company’s strategy for Strategic Transactions;
●
reviewing with management the material details of any proposed Strategic Transaction, including how such transaction fits with the Company’s strategic plans and transaction strategy, transaction timing, important transaction milestones, financing, key risks and opportunities and the integration plan;
●
providing the Board such additional information and materials as appropriate to assist the Board in its evaluation or understanding of any Strategic Transaction; and
●
reviewing and discussing with management, after consummation of any Strategic Transaction, the execution, the financial performance, and the integration of such Strategic Transaction, including relative to information presented by management in connection with the approval of such transaction and the Company’s strategic objectives.

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Meeting Attendance

During 2022, our Board held 8 regular meetings. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of stockholders. With the exception of Mr. Knowling (who missed one Board meeting) each director attended 100% of the total number of Board meetings, and 100% of all applicable committee meetings were attended by directors serving on those committees. Our Board's policy regarding director attendance at the Annual Meeting is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors, other than Mr. Knowling, who was not a director at the time, attended our 2022 Annual Meetings of Stockholders.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Gleason serves as Chief Executive Officer. Although our Bylaws provide that any two or more offices may be held by the same person, our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares a common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chief Executive Officer, Mr. Gleason, qualify as independent under the applicable NASDAQ listing requirements. Our Audit Committee, Compensation Committee, and Nominations and Governance Committee — are comprised entirely of independent directors. Additionally, the non-management directors regularly meet in executive session, and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing, and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) ESG risk to our Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

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ESG Oversight

Environmental, Social and Governance Matters

We believe that the Company is able to advance ESG-related considerations and that sound corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity; focusing on material ESG issues; giving back to the communities we serve; being environmentally conscious; and improving the lives of workers involved in manufacturing our products. Our Nominations and Governance Committee has formal oversight of ESG related matters, including our governance-related policies and strategies on which we advance sustainability through our business and operations.

Environmental	Social	Governance
●
Reduced energy consumption in our manufacturing operations
●
Continued investment in recycling programs across office and manufacturing operations
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Continued efforts to reduce greenhouse gas emissions
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Provide products, services and solutions for our customers that lead to reduced environmental pollutant impact

●
Continuation of policies and training programs, and retained a proactive program of safety scorecards and best practice sharing between manufacturing sites
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Maintained CECO Living WELL work program, encouraging employees to live healthier lives
●
Grew investment toward employee development initiatives that provide employees and leaders with tools and skills they need
●
Set goals to strengthen our diversity, equity and inclusion (DEI) commitments and management plan

●
Maintain robust set of practices and policies to ensure that our team is operating with integrity, honestly, fairness and accountability
●
Our Human Rights Policy reinforces our commitment to treating all people with dignity and respect
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Employees and any external party can report concerns to CECO’s anonymous Ethics Hotline
●
Require cybersecurity awareness training
●
Require regular training that reinforces policies such as sexual harassment and anti-bullying

Director Qualifications and Diversity

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	1	7
Part II: Demographic Background
Asian		1
African American or Black		1
White	1	5

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Governance Committee, include:

●	Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;
●	Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;
●	The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education and skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as our Board may consider relevant; and
●	The character and integrity of the person.

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Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

The Board is also committed to having a membership that reflects a diversity of gender, race, ethnicity, age and background. This commitment is demonstrated by the fact that the Board currently includes one female director and two directors who are ethnically diverse. Our directors currently range in age from 52 to 72.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the director profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth. In fact, it is the Board’s objective to take affirmative steps to enhance the Board’s diversity. This will be done over time, taking into account the valuable knowledge and experience of the present board members.

Board Composition Changes

Mr. Liner will not stand for re-election at the Annual Meeting, and his term as director will end at the Annual Meeting.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company and stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Insider Trading Policy

Our Insider Trading Policy, which applies to the Company and all of our directors, officers, employees, and agents, expressly prohibits buying or selling securities while in possession of material, nonpublic information about us or another company and from disclosing such information on to others who might purchase or sell securities on the basis of such information. We consider short term or speculative transactions by our personnel involving our securities to be inappropriate. We also discourage our personnel from buying or selling our securities in margin accounts. Our Insider Trading Policy expressly prohibits the following activities with respect to our securities: short sales, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. The restrictions under our Insider Trading Policy also apply to immediate family and household members of our directors, officers, employees, and agents.

Our Insider Trading Policy prohibits all members of our Board and all officers and employees of the Company and its subsidiaries from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. The policy further prohibits such persons from pledging, hypothecating or otherwise using the Company’s securities as collateral for a loan or other form of indebtedness.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 14651 North Dallas Parkway, Suite 500, Dallas Texas, 75254.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to

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“Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

2022 Director Compensation

For 2022, our non-management directors received the following compensation for their service on our Board:

Director Service	Compensation ($)
Annual cash retainer, paid quarterly	50,000
Annual equity retainer	80,000
Annual Chair supplement
Board Chairman	100,000
Audit Committee	30,000
Compensation Committee	15,000
Nominations and Governance Committee	15,000
Annual Committee member supplement
Audit Committee member	5,000

Our Compensation Committee has determined that granting restricted stock units (“RSUs”) in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of our common stock. Accordingly, in June 2022, we granted to each then-serving non-management director RSUs covering 11,941 shares of our common stock. In July 2022, with his appointment to our Board, we granted Mr. Knowling RSUs covering 10,862 shares of our common stock. The RSUs generally vest on the one-year anniversary of the grant and are settled in shares of Company common stock. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director.

The following table reflects the 2022 compensation paid to each of our non-management directors. Directors that are employees of the Company do not receive additional compensation for service on the Board or as members of any of its committees.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards [1]	Compensation	Total
Name	($)	($)	($)	($)
Jason DeZwirek	$150,000	80,005	—	230,005
Eric M. Goldberg	21,978	—	—	21,978
David B. Liner	70,000	80,005	—	150,005
Claudio A. Mannarino	80,000	80,005	—	160,005
Munish Nanda	52,198	80,005	—	132,203
Jonathan Pollack	21,978	—	—	21,978
Valerie Gentile Sachs	65,000	80,005	—	145,005
Richard F. Wallman	52,802	80,005	—	132,807
Robert E. Knowling, Jr.	23,505	65,172	—	88,677

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(1)	This column reflects the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The stock awards shown in the table above represent the RSU awards granted to our directors in 2022. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2022:

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	11,941	—
Eric M. Goldberg	—	—
David B. Liner	11,941	—
Claudio A. Mannarino	11,941	—
Munish Nanda	11,941	—
Jonathan Pollack	—	—
Valerie Gentile Sachs	11,941	—
Richard F. Wallman	11,941	—
Robert E. Knowling, Jr.	10,862	—

(2)	Messrs. Goldberg and Pollack ceased serving as directors at our 2022 annual meeting of stockholders.

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to three times the non-management director’s regular annual cash retainer (which amount currently equals $150,000). Non-management directors have three years from the date of his or her election or appointment to the Board to attain such ownership levels. As of December 31, 2022, all non-management directors met the stock ownership requirement, expect for Mr. Knowling, who has served on the Board for less than three years and thus is not yet subject to the ownership requirement. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s RSUs. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

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PROPOSAL 2 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	✓ The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our executive officer compensation programs promotes the long-term interests of our stockholders. Our executive officer compensation programs are designed to attract, retain, motivate and reward talented executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion and Analysis, which discuss our compensation policies and procedures, and the compensation of our named executive officers for 2022.

At our 2022 Annual Meeting of Stockholders, our Say-on-Pay proposal to approve the compensation of our named executive officers was supported by approximately 98% of all votes represented at the meeting. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2022, we continued to focus on pay for performance, and in addition to granting time-based RSUs, we granted PRSUs that only vest if our market performance meets or exceeds the goals established by our Compensation Committee.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board are expected to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. We expect to hold the next advisory vote to approve the compensation of our named executive officers in 2024.

VOTE REQUIRED

This proposal requires an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for advisory approval.

Our Board recommends a vote “FOR” the following resolution, providing an advisory approval of the compensation of our named executive officers:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business objectives, with the ultimate goal of increasing stockholder value. This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and the other individuals included in the “2022 Summary Compensation Table,” who are referred to as our “named executive officers.” During 2022, the Company qualified as a smaller reporting company under the SEC’s amended definition of "smaller reporting company." The Company has, nonetheless, chosen to provide many of the compensation-related disclosures that are required for larger public companies. However, the Company is disclosing compensation for only four named executive officers, consistent with the disclosure requirements applicable for smaller reporting companies. This CD&A puts in perspective the information set forth in the “2022 Summary Compensation Table” that follows in this Proxy Statement.

For purposes of this Proxy Statement, the following individuals are considered our 2022 “named executive officers” or “NEOs”.

Named Executive Officer	Title
Todd Gleason	Chief Executive Officer ("CEO")
Peter Johansson	Chief Financial Officer ("CFO") (1)
Ramesh Nuggihalli Matthew Eckl	Chief Operating Officer ("COO") Former Chief Financial Officer ("CFO") (2)
(1)	As previously disclosed, Mr. Johansson was appointed as our Senior Vice President, Chief Financial and Strategy Officer effective August 15, 2022.
(2)	As previously disclosed, Mr. Eckl ceased serving as our Chief Financial Officer effective August 14, 2022, and left employment effective August 20, 2022.

Compensation Highlights

●	During 2022, our Compensation Committee continued to administer executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.
●	Our annual performance-based cash incentive compensation program is typically designed to reward our management team (including our NEOs) for achievement of certain pre-established, short-term financial and/or operational goals. For 2022, the performance objectives under our performance-based incentive program consisted of equally-weighted financial measures including Bookings, Adjusted EBITDA, Revenue and Free Cash Flow, in each case established by reference to the Company’s annual operating plan.
●	Performance-based restricted stock units (“PRSUs”) that were granted in 2022 under our long-term equity incentive program require attainment of relative total shareholder return (“Relative TSR”) goals during the 2022-2024 performance period for a specific percentage of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) in 2022 to our NEOs. These RSUs have a four year vesting period, with 25% vesting annually on each anniversary date.
●	Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own shares of our stock or stock equivalents having a value equal to five times his base salary. Our CFO and COO are required to own shares of our stock or stock equivalents having a value equal to three times their base salary.
●	As noted above, our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In August 2022, we engaged our independent compensation consultant to conduct a market analysis of the compensation of all our executive officers (including the NEOs) and the Board’s total cash compensation and equity retainer against the general market and our peer group. We have determined that our named executive officers and Board are appropriately compensated.
●	Our current clawback policy permits us to recover excess incentive-based compensation paid to a current or former "Section 16 officer" if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such person willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the

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noncompliance or benefitted materially as a result of receiving excess incentive-based compensation. We intend to update our clawback policy when required by applicable listing standards to comply with the final compensation recovery rules adopted by the SEC in 2022.
●	We annually review tally sheets to understand historical target and realizable compensation.
●	We provide limited perquisites.

2022 Stockholder Engagement

At our 2022 Annual Meeting of Stockholders, our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers was supported by approximately 98% votes represented at the meeting. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. During 2022, we had direct contact and discussions with stockholders representing approximately 57% of our outstanding shares, consistent with our experience in 2021. Mr. Gleason, Mr. Eckl (during his employment) and Mr. Johansson, as well as some of our directors, participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2022 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program generally rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our typical executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances.

Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention paid to the compensation of our CEO and the other named executive officers, to help ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves (or, as appropriate, recommends to our Board for approval) changes to our executive compensation programs. While our Compensation Committee has historically established and utilized objective, formula-based arrangements, it believes that an effective executive compensation program also requires the use of sound business judgment and the ability to exercise discretion. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation components, adjust the mix of RSUs and PRSUs awarded, and offer other forms of equity-based compensation. In the past, our Compensation Committee has exercised its discretion and modified the awards to our named executive officers. We believe that this discretion allows our Compensation Committee to better reward the relative contributions of each named executive officer and to respond to market practices as our business needs change.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee has engaged Meridian Compensation Partners LLC ("Meridian") as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure and general market trends for our NEOs and the Board. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s short-term cash and long-term equity compensation. The Compensation Committee sought the advice of Meridian in considering the design of the NEOs’ incentive compensation and the Board’s total cash compensation and

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equity incentive. As described above, we also consulted Meridian in connection with determining Mr. Johansson’s compensation package, which emphasizes performance metrics. In reviewing our executive compensation programs for market-competitiveness and alignment with industry best practices, our Compensation Committee considered the information and advice presented by Meridian.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, which could give rise to a potential conflict of interest with respect to Meridian during 2022. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is generally structured to reward our executive officers for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our management, and in particular, our CEO, regarding compensation for our executive officers other than our CEO. As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executive officers as it deems appropriate. Our CEO annually reviews the performance of each of our other named executive officers (other than himself) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers, other than the CEO, based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-management directors, and based on that review, our Compensation Committee makes a recommendation to the non-management directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

External Pay Comparisons

Our Compensation Committee generally considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. The Compensation Committee referenced the peer group’s (as revised in 2018) market data, as provided by our independent compensation consultant, when establishing pay for our NEOs for 2022. These companies were selected based on revenue, market capitalization, as well as overall business characteristics, including product offerings and end markets, similar to ours.

● Ameresco, Inc.	● Esco Technologies, Inc.	● Manitex International, Inc.
● Argan, Inc.	● Graham Corporation	● Powell Industries, Inc.
● Aspen Aerogels, Inc.	● Heritage-Crystal Clean Inc.	● Preformed Line Products Co.
● DMC Global, Inc.	● Hurco Companies, Inc.	● The Gorman-Rupp Co.
● Douglas Dynamics, Inc.	● L.B. Foster Company	● Thermon Group Holdings Inc.
● Enphase Energy, Inc.	● Lydall, Inc. *	● US Ecology, Inc.

*	No longer publicly traded as of September 14, 2021.

Highlights of 2022 Executive Compensation

Throughout 2022, the management team remained focused on growth and effectively managed through significant market challenges, organizational change, and the competition for talent. As a result, we had a capstone, high-growth transformational year, setting a record in Bookings, and exceeding targets in Revenue, Adjusted EBITDA and Free Cash

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Flow metrics. As a result of this performance, our named executive officers earned cash incentive compensation for 2022 at a payout percentage of 200% of target.

In April 2022, as incentive for future performance, Messrs. Gleason, Eckl, and Nuggihalli were awarded an annual grant of PRSUs (and Mr. Johansson was awarded PRSUs in August 2022) that give them the opportunity to earn shares based on our Company’s future performance. As in prior years, each named executive officer also received a grant of timed-based RSUs that vest over four years, so the value an executive officer may actually realize depends on our future stock performance.

The charts below show the proportion of base salary and cash incentive payments for 2022 and the RSUs and PRSUs granted in the first half of 2022 for each of Messrs. Gleason and Nuggihalli (and August 2022 for Mr. Johansson). The compensation of Mr. Gleason is discussed in further detail below. The PRSUs noted below represent the grant date fair value and assume probable achievement with respect to performance conditions.

(1)	The base salary component of Mr. Johansson’s target compensation reflects the actual salary paid to him from his first day of employment based on the annual rate of $375,000.

Key Elements of 2022 Compensation

Our 2022 executive compensation program consisted of cash, with a fixed base salary and an annual cash incentive opportunity, and equity generally in the form of RSUs and PRSUs.

2022 Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors (including negotiation when joining the Company), and whether the particular base salary is subject to any existing employment agreement.

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon joining the Company or upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development, and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2022, our Compensation Committee approved merit increases ranging from 5% to 7% of the base salaries for each of Messrs. Gleason, Nuggihalli, and Eckl to help achieve market competitiveness and address retention considerations following a moderate merit increase of 2% in 2021. In 2022, Mr. Johansson’s base salary was newly negotiated when he joined the Company.

Named Executive	Base Salary Rate ($)	Base Salary Rate ($)
Officer	(as of 12/31/21)	(as of 12/31/22)	% Increase
Todd Gleason	459,000	481,950	5.0%
Ramesh Nuggihalli	375,000	400,000	6.7%
Peter Johansson	—	375,000	N/A
Matthew Eckl	348,840	366,282	5.0%

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2022 Cash Incentive Compensation

We believe that, in typical circumstances, a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executive officers are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee typically selects executive officers to participate in the annual incentive program and determines the amount of the award opportunity and the performance goals for the participant.

For 2022, the performance objectives under our annual incentive program were established in the first quarter of 2022 by our Compensation Committee after consultation with our Chief Executive Officer and Senior Vice President of Human Resources and consisted of equally-weighted objectives of Bookings, Adjusted EBITDA, Revenue and Free Cash Flow, in each case established by reference to the Company’s annual operating plan. The payout with respect to each metric could range from 0% to a maximum of 200% of target, as set forth in the table below:

	Threshold	Target	Maximum
Performance Measures ($ in millions)	(0% Payout) ($)	(100% Payout) ($)	(200% Payout) ($)
Bookings	$324.1	$405.1	$486.1
Revenue	$292.2	$365.3	$438.4
Adjusted EBITDA	$26.0	$32.5	$39.0
Free Cash Flow	$13.0	$16.2	$19.4

In early 2023, the Compensation Committee determined that the Company’s performance in 2022 resulted in total formulaic payout of 195% of target for each named executive officer under the annual incentive program as shown below:

Performance Measures ($ in millions)	Actual Achievement	Percentage Payout Earned
Bookings	$526.6	200%
Revenue	$422.6	178%
Adjusted EBITDA	$42.2	200%
Free Cash Flow	$27.2	200%
		778%
Average (for equal weighting)		x 0.25
Total Formulaic Payout Percentage		195%

*Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Adjusted EBITDA for purposes of our annual incentive program can be calculated from our audited financial statements as follows: Net income adjusted for the effects of amortization and earnouts expenses, acquisition and integration expenses, executive transition expenses, depreciation, non-cash stock compensation, other income & expense, interest expense, income tax expense, and noncontrolling interest. Free Cash Flow for purposes of our annual incentive program can be calculated from our audited financial statements as follows: Cash provided by operating activities adjusted for the effects of earnout payments (within operating activities) and acquisitions of property and equipment. Please refer to Appendix 2 to this Proxy Statement for reconciliation information relating to the non-GAAP measures presented herein.

At the time the performance goals were established in early 2022, the Company’s operations and the global community were once again impacted as businesses remained out of office, the supply chain was disrupted, and labor shortages affected day to day business operations. Throughout 2022, however, the management team remained focused on growth and effectively managed through significant market challenges, organizational change, and the competition for talent.

In 2022, in connection with certifying the results of the corporate performance objectives described above, the Compensation Committee also subjectively evaluated the Company’s performance and the performance of the management team (including individual NEOs), with a particular focus on the following key accomplishments:

●	Management addressed the market challenges by adding key talent to mitigate risk and investing in existing talent through development to retain top performers;
●	Management grew the Company with the successful completion of four acquisitions along with implementing integration plans for these deals during 2022;
●	Management delivered balanced results with appropriate investments and focus to put the Company in a position for 2023 growth; and
●	Management maintained the Company’s strong liquidity and balance sheet.

In view of the Company’s strong performance and the NEOs key accomplishments, the Compensation Committee approved cash bonus payouts equal to 200% of the target level. The Compensation Committee believes the 2022 cash

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bonus payments reflect a strong correlation with the short-term financial performance of the Company. We believe that investors evaluate companies in our industry in part based on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. The Compensation Committee believes that the 2022 annual incentive award payouts help to align the interests of our executives with those of our stockholders.

The payouts of the annual incentive awards for 2022 are set forth in the table below and reflected in our 2022 Summary Compensation Table under the column captioned “Bonus” and "Non-Equity Incentive Plan Compensation."

Named Executive Officer	Amount of Final Payment ($)
Todd Gleason	963,900
Ramesh Nuggihalli	480,000
Peter Johansson *	188,630
Matthew Eckl	251,625

*Mr. Johansson’s award was pro rated to reflect his partial year of service.

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards on an annual basis provides our executive officers with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation programs have been designed to promote the long-term financial interests and growth of our Company by: (i) helping attract and retain management with the ability to contribute to the success of the business; (ii) providing an opportunity for increased equity ownership by our executive officers and (iii) maintaining competitive levels of total compensation.

Under our 2021 Equity and Incentive Compensation Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, RSUs, performance-based awards and certain other awards. Our Compensation Committee believes that the ability to grant various types of equity awards offers more flexibility in designing the overall compensation packages. Our Compensation Committee administers our equity compensation plans.

2022 Equity Grants

Our Compensation Committee changed our Company’s long-term equity incentive practices in 2018 to provide for grants of long-term incentive awards that generally consist of RSUs that typically vest over time and PRSUs that typically vest only to the extent our Company attains the performance goals established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our for each vested stock unit and an amount in cash equal to the dividends, if any, that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2022, the value of the total stock units awarded to each named executive officer serving at the beginning of the year was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units for Messrs. Gleason, Nuggihalli and Eckl, we divided the target value of the award by $5.18, the closing stock price on the date of grant. For Mr. Gleason, our Compensation Committee determined that his equity awards would have an aggregate target value of approximately $1,000,000 and consist of 30% RSUs and 70% PRSUs. For Mr. Nuggihalli, our Compensation Committee determined that his equity awards would have an aggregate target value of approximately $300,000 and consist of 50% RSUs and 50% PRSUs. For Mr. Eckl, our Compensation Committee determined that his equity awards would have an aggregate target value of approximately $250,000 and consist of 50% RSUs and 50% PRSUs.

Given Mr. Johansson joined the Company in August 2022, to determine the number of stock units for Mr. Johansson, we divided the target value of the award by $10.13, the closing stock price on the date of grant. For Mr. Johansson, our Compensation Committee determined that his equity awards would have an aggregate target value of approximately $300,000 and consists of 50% RSUs and 50% PRSUs. Additionally, Mr. Johansson received a one-time sign-on equity grant of $150,000 in RSUs when he joined the Company, which will vest in four annual installments subject to his continued employment.

The RSUs that were granted to the named executive officers in March 2022 vest in four substantially equal annual installments on each of the first four anniversaries of the grant date. All of the 2022 RSU awards granted to our named executive officers are shown in the “2022 Grants of Plan-Based Awards Table” below in this Proxy Statement.

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The long-term performance awards that were granted in 2022 were designated as PRSUs that generally vest on March 15, 2025, to the extent our Company attains the Relative TSR (as defined below) goal for the performance period beginning on January 1, 2022, and ending on December 31, 2024, as established by our Compensation Committee. The Compensation Committee determined to use Relative TSR for the 2022 PRSU awards because this metric keeps the focus on creating value (i.e., alignment with shareholder interests) even in challenging times. Messrs. Gleason, Johansson, Nuggihalli and Eckl were granted the following target PRSU awards (which can be earned from 0% to 150% of target levels based on actual performance):

PRSU Target Opportunity (Shares)
Todd Gleason	Ramesh Nuggihalli	Peter Johansson	Matthew Eckl
135,136	28,958	14,808	24,132

For purposes of the 2022 PRSU awards, Relative TSR is the percentile rank of the Company’s total shareholder return as compared to (and included in) the total shareholder returns of all members of a designated peer group at the end of the 2022-2024 performance period. “Total shareholder return” is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock (with appropriate adjustments for certain changes in capital structure), from the beginning of the performance period through the end of the performance period, where (1) the beginning stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2022 and (2) the ending stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2025.

For purposes of Relative TSR, the Company’s total shareholder return will be compared against a peer group of 68 publicly traded companies that, at the time of selection by the Compensation Committee, were classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million. The list of Relative TSR peer companies is included with this Proxy Statement as Appendix 1. The peer group is subject to adjustment in the event of certain significant events that occur with respect to a peer company, including bankruptcy, delisting, liquidation, certain acquisitions, or “going private” transactions.

The PRSUs are divided into three equal tranches which will vest on March 15, 2025. Each one-third tranche has a specific "Performance Period" from January 1, 2022, until December 31 of each “Performance Period” as outlined in the table below.

		Performance	Performance
		Period	Period
Performance Period	Weighting	Beginning	Ending	Vesting Date
1-Year TSR Measurement	1/3	1/1/2022	12/31/2022	3/15/2025
2-Year TSR Measurement	1/3	1/1/2022	12/31/2023	3/15/2025
3-Year TSR Measurement	1/3	1/1/2022	12/31/2024	3/15/2025

For each one-third tranche, a percentage of the PRSUs subject to such one-third tranche will be earned based on achievement of Relative TSR during the performance period for such one-third tranche as follows (with straight line mathematical interpolation between performance levels):

Performance Level	Relative TSR	% of Target PRSUs Earned
Below Threshold	Below 25th percentile	—%
Threshold	At 25th percentile	50%
Target	At 50th percentile	100%
Maximum	At or above 75th percentile	150%

However, regardless of the level of Relative TSR performance, if the Company’s absolute total shareholder return at the end of the last Performance Period is negative, the percentage of target PRSUs earned will not exceed 100% of target.

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Performance-Based Awards Granted in Prior Years

2020 – 2022 PRSUs

In 2020, we granted PRSUs to Mr. Eckl that were scheduled to vest on March 15, 2023, to the extent that the performance goals were achieved within the performance period from January 1, 2020 to December 31, 2022 and conditioned upon his continuous employment through the vesting date. Messrs. Gleason, Johansson and Nuggihalli were not serving with the Company when these PRSUs were granted and did not receive an award opportunity for this particular cycle, The Compensation Committee determined to use Relative TSR for the 2020 PRSU awards. For the purposes of Relative TSR, our total shareholder return was compared against a peer group of 92 publicly traded companies that, at the time of selection by the Compensation Committee, were classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million. The number of PRSUs to be earned were calculated based on our TSR Rank relative to the peer group identified for those awards, and the following payout scale from 0% to 150% of target levels based on actual performance.

At the conclusion of the performance period, we achieved a calculated TSR of 50.5% which ranked at the 60th percentile and resulted in a final payout of 120.5% of target.

The following table summarizes the target and maximum opportunities and the actual earned shares under the PRSUs granted to Mr. Eckl in 2020. However, as a result of separating from the Company, Mr. Eckl’s PRSUs granted in 2020 were forfeited.

	PRSU Award Opportunity		2020-2022 Performance
	Target Number of	Maximum Number of	% of Target	Number of Shares
Name	Shares	Shares	Earned	Earned
Matthew Eckl	20,000	30,000	120.5%	24,100

2021 – 2023 PRSUs

In 2021, we granted PRSUs to Messrs. Gleason, Nuggihalli and Eckl that were scheduled to vest on March 15, 2024, to the extent that the performance goals were achieved within the performance period from January 1, 2021 to December 31, 2023 and conditioned upon their continuous employment through the vesting date. Mr. Johansson was not serving with the Company when these PRSUs were granted and did not receive an award opportunity for this particular cycle. The Compensation Committee determined to use Relative TSR for the 2021 PRSU awards. For the purposes of Relative TSR, our total shareholder return will be compared against a peer group of 107 publicly traded companies that, at the time of selection by the Compensation Committee, were classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million. The number of PRSUs earned are calculated based on our TSR Rank relative to the Peer Group and the following payout scale from 0% to 150% of target levels based on actual performance.

As of the quarter ending March 31, 2023 of the performance period, we have achieved a calculated TSR of 98.7% which ranked at the 73rd percentile and shows a potential payout of 145.8% of target depending on actual performance at the conclusion of the performance period and subject to their continued employment through the vesting date.

The following table summarizes the target and maximum opportunities and the actual earned shares under the PRSUs granted to Messrs. Gleason, Eckl and Nuggihalli in 2021.

	PRSU Award Opportunity
	Target Number of	Maximum Number of
Name	Shares	Shares
Todd Gleason	85,785	128,678
Ramesh Nuggihalli	18,338	27,507
Matthew Eckl (1)	15,319	22,979
(1)	As a result of separating from the Company, Mr. Eckl’s PRSUs were forfeited.

Personal Benefits and Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites generally consist of car allowances and payment of life insurance premiums.

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Retirement and Post-Employment Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we generally match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers generally participate in the 401(k) Plan on the same terms as our other eligible employees. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

Agreements with Individual Named Executive Officers

During 2022, we had individual employment agreements with Messrs. Gleason and Eckl. Mr. Eckl’s agreement terminated in connection with his involuntary termination without cause during 2022.

Effective July 6, 2020, we entered into an employment agreement with Mr. Gleason in connection with his appointment as our CEO. This employment agreement sets forth the basic terms and conditions of employment for such named executive officer, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreement also includes customary restrictive covenants and provides for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of this employment agreement reflect the product of arms’ length negotiations between the individual and the Company.

For more information regarding the individual arrangement with Mr. Gleason and the benefits provided thereunder, please see “Potential Payments Upon Termination or Change in Control” below.

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Stock Ownership Guidelines

To reinforce the alignment of our CEO’s long-term financial interest with the interests of our stockholders, we have required our CEO to own shares of our common stock having a value equal to at least five times his base salary. During 2022, our Compensation Committee revised our stock ownership guidelines to require our other executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Ownership
Requirement
(Multiple of
Named Executive Officer	base salary)
Chief Executive Officer	5X
Chief Operating Officer	3X
Chief Financial and Strategy Officer	3X
Chief Administrative and Legal Officer	3X
Other Executives Officers	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date. As of December 31, 2022, Mr. Gleason, who has served as our CEO only since July 2020; Mr. Nuggihalli, who has served as our COO only since April 2021; and Mr. Johansson, who has served as our CFO only since August 2022, were not yet in compliance with their stock ownership requirements, but all are still within the applicable five-year compliance period.

Our executive officers are prohibited under our Insider Trading Policy from engaging in certain transaction in our securities, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. Our Insider Trading Policy is described in the “Insider Trading Policy” paragraph under “Our Board and Its Committees” section above.

Clawback Policy

Our current clawback policy provides that if (1) our Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) our Board reasonably in good faith determines that any current or former “Section 16 officer” of our Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then our Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation paid to the individual. We intend to update our clawback policy when required by applicable listing standards to comply with the final compensation recovery rules adopted by the SEC in 2022.

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executive officers are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives or discretionary cash bonuses and long-term equity incentives (time-based RSUs and PRSUs). In a typical year, incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2022, we used a Relative TSR goal for long-term equity incentives. We believe that the variable components of compensation motivate our executive officers to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. In 2022, a market pay analysis study was conducted, and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our

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compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Tax and Accounting Considerations

We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. With respect to the tax deductibility of compensation, Section 162(m) of the Internal Revenue Code generally limits the amount of the deduction we can receive for compensation paid to any “covered employee” (generally including our NEOs) in any year to $1 million. Our Compensation Committee generally considers the tax deductibility of compensation. However, our Compensation Committee is fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract, retain and reward executive talent.

Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

David B. Liner

Munish Nanda

2022 Summary Compensation Table

The following table summarizes compensation earned by each of our named executives during the fiscal years indicated. To understand the table below, we encourage a careful reading of the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($) [1]	($) [2]	($)	($) [3]	($) [4]	($)
Todd Gleason	2022	475,771	25,990	1,059,469	—	937,910	35,054	2,534,194
Chief Executive Officer	2021	456,577	156,060	1,126,112	—	211,140	29,410	1,979,299
	2020	216,346	300,000	599,059	2,400,000	—	24,376	3,539,781
Ramesh Nuggihalli	2022	390,986	12,943	312,746	—	467,057	31,123	1,214,855
Chief Operating Officer	2021	274,039	51,873	526,601	—	70,182	24,889	947,584
Peter Johansson	2022	151,442	155,086	450,015	—	183,544	13,308	953,395
Chief Financial and Strategy Officer
Matthew Eckl	2022	234,796	—	260,626	—	—	644,770	1,140,192
Former Chief Financial	2021	346,999	65,233	272,525	—	88,257	16,892	789,906
Officer	2020	336,739	94,000	570,700	—	—	25,165	1,026,604

(1)	This column reflects for 2022 the discretionary portion of the annual cash incentive awards paid to our named executive officers for 2022, as further described above. Amount for Mr. Johansson includes a $150,000 one-time sign-on bonus the Company determined to pay in light of the competitive talent market for his role
(2)	This column reflects for 2022 the aggregate grant date fair value of stock awards granted during 2022 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. For PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions.

Assuming maximum achievement with respect to the performance metrics applicable to the 2022 PRSU awards, the grant date fair values of such awards would be as follows: $1,139,196, $244,1156, $225,008, and $203,433 for Messrs. Gleason, Nuggihalli, Johansson and Eckl, respectively.

(3)	This column reflects for 2022 the portion of the named executive officers’ annual cash incentive awards that was paid based on formulaic performance, as further described above.
(4)	Amounts reported in this column for 2022 consist of the following:

	401 (k)	Term Life
	Matching	Insurance
	Contributions	Premiums	Car Allowance	Severance	Total
Named Executive Officer	($) [1]	($)	($)	($) [2]	($)
Todd Gleason	14,633	8,421	12,000	—	35,054
Ramesh Nuggihalli	17,421	1,702	12,000	—	31,123
Peter Johansson	6,028	2,203	5,077	—	13,308
Matthew Eckl	7,296	2,901	7,846	626,727	644,770

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(1)	Mr. Nuggihalli’ s 2021 compensation has been corrected to remedy an error in the reporting of the 401(k) matching contributions.
(2)	During 2022 Mr. Eckl was party to a written Separation Agreement (as defined below) with us, which is described in detail in the “Potential Payments Upon Termination or Change in Control” section below. None of our other named executive officers, except for Mr. Gleason, are party to a written or oral employment agreement and as a result remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, cash incentives, long-term equity incentives, matching contributions to retirement savings plans, perquisites, severance and change-in-control benefits, see “Compensation Discussion and Analysis” above.

2022 Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Grant Date
					Estimated Future Payouts			Number	Fair Value
					Under Equity Incentive Plan			of Shares	of Stock
		Non-Equity Incentive Plan Awards [1]			Awards [2]			of Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) [3]	($) [4]
Todd Gleason		—	481,950	963,900	—	—	—	—	—
	3/7/22	—	—	—	—	—	—	57,916	300,005
	3/7/22	—	—	—	67,568	135,136	202,704	—	759,464
Ramesh Nuggihalli		—	240,000	480,000	—	—	—	—	—
	3/7/22	—	—	—	—	—	—	28,958	150,002
	3/7/22	—	—	—	14,479	28,958	43,437	—	162,744
Peter Johansson		—	94,315	188,630	—	—	—	—	—
	8/15/22	—	—	—	—	—	—	29,616	300,010
	8/15/22	—	—	—	7,404	14,808	22,212	—	150,005
Matthew Eckl		—	201,455	402,911	—	—	—	—	—
	3/7/22	—	—	—	—	—	—	24,132	125,004
	3/7/22	—	—	—	12,066	24,132	36,198	—	135,622

(1)	The amounts shown in the "Target" and "Maximum" columns consist of annual performance-based cash compensation opportunities for 2022 provided to the named executive officers and further described in the CD&A above. The "Threshold" column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to zero. The Actual payout for 2022 is shown in the "2022 Summary Compensation Table".
(2)	The amounts shown in the “Threshold,” “Target” and “Maximum” columns for Messrs. Gleason, Eckl, Johansson and Nuggihalli represent the potential payout levels with respect to PRSU awards granted to such officers in 2022, which amounts may be earned based on Relative TSR performance during the 2022-2024 performance period and will generally vest, subject to continued employment, on March 15, 2025. As a result of separating from the Company, Mr. Eckl’s PRSUs were forfeited.
(3)	The amounts shown in this column consist of RSU awards, which generally vest in four substantially equal annual installments on each of the first four anniversaries of the grant date.
(4)	The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2022, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion and Analysis.” For more information about the amount of salary and bonus earned in relation to total compensation, please see “2022 Executive Compensation” in the CD&A above.

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2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each named executive officer as of December 31, 2022.

		Option Awards				Stock Awards
										Equity
										Incentive
								Equity		Plan
								Incentive		Awards:
								Plan		Market or
								Awards:		Payout
								Number of		Value of
							Market	Unearned		Unearned
		Number of	Number of			Number of	Value of	Shares,		Shares,
		Securities	Securities			Shares or	Shares or	Units or		Units or
		Underlying	Underlying			Units of	Units of	Other		Other
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That		Rights That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Grant Date	Exercisable	Unexercisable [1]	Price ($)	Date	Vested (#) [2]	Vested ($) [3]	Vested (#)		Vested ($) [3]
Todd Gleason	7/6/2020	158,450	158,452	6.36	7/6/2027	—	—	—		—
	7/6/2020	449,102	449,102	12.72	7/6/2027	—	—	—		—
	7/6/2020	—	—	—	—	47,170	550,946	—		—
	4/1/2021	—	—	—	—	27,574	322,064	—		—
	4/1/2021	—	—	—	—	—	—	85,785	[4]	1,001,969
	3/7/2022	—	—	—	—	57,916	676,459	—		—
	3/7/2022	—	—	—	—	—	—	135,136	[5]	1,578,388
Ramesh Nuggihalli	4/5/2021	—	—	—	—	32,091	374,823	—		—
	4/5/2021	—	—	—	—	—	—	18,338	[4]	214,188
	3/7/2022	—	—	—	—	28,958	338,229	—		—
	3/7/2022	—	—	—	—	—	—	28,958	[5]	338,229
Peter Johansson	8/15/2022	—	—	—	—	29,616	345,915	—		—
	8/15/2022	—	—	—	—	—	—	14,808	[5]	172,957
Matthew Eckl	1/11/2017	—	—	—	—	—	—	—		—
	2/12/2018	—	—	—	—	—	—	—		—
	4/19/2018	—	—	—	—	—	—	—		—
	3/08/2019	—	—	—	—	—	—	—		—
	5/20/2020	—	—	—	—	—	—	—		—
	5/20/2020	—	—	—	—	—	—	—		—
	7/6/2020	—	—	—	—	—	—	—		—
	4/1/2021	—	—	—	—	—	—	—		—
	4/1/2021	—	—	—	—	—	—	—		—
	3/7/2022	—	—	—	—	—	—	—		—
	3/7/2022	—	—	—	—	—	—	—		—

(1)	This column shows the unvested options, which options generally vest in four equal annual on the first four anniversaries of the grant date.
(2)	This column shows the unvested RSUs, which RSUs generally vest in four equal annual installments on the first four anniversaries of the grant date.
(3)	Represents the market value of the awards based on the closing share price of our common stock on December 30, 2022, of $11.68 per share.
(4)	These PRSUs generally vest on March 15, 2024, based on the extent to which the Relative TSR goal for the performance period beginning January 1, 2021, and ending on December 31, 2023, is met.
(5)	These PRSUs generally vest on March 15, 2025, based on the extent to which the Relative TSR goal for the performance period beginning on January 1, 2022, and ending on December 31, 2024, is met. See “Compensation Discussion and Analysis” above for more information about these awards.

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2022 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized	Shares Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)	[1]
Todd Gleason	—	—	32,776	190,985
Ramesh Nuggihalli	—	—	10,697	56,052
Peter Johansson	—	—	—	—
Matthew Eckl	—	—	88,702	721,792	[2]

(1)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.
(2)	Mr. Eckl had shares that vested on August 20, 2022 with all vesting conditions satisfied though they were not settled in shares until January 20, 2023 as a result of his Separation Agreement (as defined below).

Potential Payments Upon Termination or Change in Control

Our named executive officers are entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control. Additionally, certain NEOs may be entitled to severance or other benefits in certain circumstances pursuant to their employment agreements or the terms of their equity awards. We maintain disability and life insurance policies that would provide for certain benefits upon the death or disability of a named executive officer then serving as one of our employees.

During 2022, we maintained the CECO Environmental Corp. Executive Change in Control Severance Plan for certain NEOs and certain other executive leaders (the "CIC Severance Plan"). This CIC Severance Plan is designed to address organizational leadership needs to attract and retain senior level executives in the Company, removing barriers and distractions of executives by providing limited protection to senior level leaders should a potential change in control occur. Offering continuity for these leaders while not tying the organization to an employment contract allows the Company to recruit, retain and demonstrate the value our senior level leaders contribute to our organization.

The tables below summarize the amounts that each continuing named executive officer would receive if his employment had terminated on December 31, 2022, the last business day of that year, under the various circumstances shown. The amounts include the value of each named executive officer’s equity awards outstanding as of that date (based on hypothetical vesting under the various circumstances) based on the closing price per share of our common stock on such date ($11.68). For information about these equity awards held by our named executive officers, see the “2022 Outstanding Equity Awards at Fiscal Year-End Table” above. We also discuss these awards in the “Compensation Discussion and Analysis” above. If a named executive officer’s employment was terminated for cause, no amount would be payable. As previously disclosed and as discussed below, the CIC Severance Plan was amended in early 2023. Pursuant to SEC requirements, however, the tables below summarize the amounts that would have been received based on a triggering event or triggering events occurring on December 31, 2022 under the CIC Severance Plan as it was in effect on such date. We have not included Mr. Eckl in this table as his employment with us terminated prior to December 31, 2022.

Todd Gleason	Death or Disability (1) ($)	Change in Control (2) ($)	Without Cause or for Good Reason (1) ($)
Cash Payments [3]	—	963,901	1,445,851
Accelerated Equity Awards:
RSUs	1,549,469	1,549,469	1,549,469
PRSUs	2,580,357	2,580,357	2,580,357
Options	1,685,919	1,685,919	1,685,919
COBRA [6]	—	31,527	31,527
Total	5,815,745	6,811,172	7,293,122

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Ramesh Nuggihalli	Death or Disability [1] ($)	Change in Control [2] ($)	Without Cause or for Good Reason [1] ($)
Cash Payments [4]	—	660,000	880,000
Accelerated Equity Awards:
RSUs	713,052	713,052	713,052
PRSUs	552,417	552,417	552,417
COBRA [6]	—	—	—
Total	1,265,470	1,925,470	2,145,470

Peter Johansson	Death or Disability [1] ($)	Change in Control [2] ($)	Without Cause or for Good Reason [1] ($)
Cash Payments [5]	—	620,000	825,000
Accelerated Equity Awards:
RSUs	300,010	300,010	300,010
PRSUs	150,005	150,005	150,005
COBRA [6]	—	31,527	31,527
Total	450,015	1,101,542	1,306,542

(1)	The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, is subject to the discretion of our Compensation Committee in the event of an involuntary termination or a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSUs, PRSUs, and stock option awards will be accelerated in such circumstances.
(2)	The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, upon a change in control is generally subject to the discretion of our Compensation Committee, except as described in this footnote. Mr. Gleason’s RSUs and stock option awards would generally vest in the event of a change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Gleason is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Gleason for good reason (as defined in the applicable award agreement), in each case within a period of two years after the change in control, 100% of the replacement award will become vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.
(3)	Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Gleason for “good reason” (as such terms are defined in his employment agreement) other than during the two-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($481,950), and (ii) a lump sum equal to a pro-rated annual cash incentive payment based on actual performance (which we have assumed to be $936,901 for this presentation). Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Gleason for good reason within a period of two years after a change in control, he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary and (b) his full year target annual cash incentive for the year in which termination occurs. Mr. Gleason’s cash severance benefits are generally subject to Mr. Gleason’s execution and non-revocation of a release of claims in favor of the Company.
(4)	Mr. Nuggihalli’s participation in the CIC Severance Plan (as defined and further described below) provides that in general, if his employment is terminated by the Company without cause or by Mr. Nuggihalli for good reason within a period of one year after a change in control (or in certain circumstances within six months prior to a change in control), he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary ($400,000); (b) his full year target annual cash incentive for the year in which termination occurs ($240,00); (c) up to $20,000 in outplacement services; and (d) COBRA coverage benefits for one year, if elected. Mr. Nuggihalli’s cash severance benefits are generally subject to Mr. Nuggihalli’s execution and non-revocation of a release of claims in favor of the Company.

Mr. Nuggihalli’s employment arrangement provides that in general, if his employment is terminated by the Company without “cause” or by Mr. Nuggihalli for “good reason” (as such terms are defined for purposes of his employment arrangement) other than during the one-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($400,000); and (ii) a lump sum equal to his full year annual cash incentive based on actual performance for the year in which the termination occurs (which we have assumed to be $480,000 for this presentation), plus COBRA benefits for one year, if elected.

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(5)	Mr. Johansson’s employment participation in the CIC Severance Plan (as defined and further described below) provides that in general, if his employment is terminated by the Company without cause or by Mr. Johansson for good reason within a period of one year after a change in control (or in certain circumstances within six months prior to a change in control), he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary ($375,000); (b) his full year target annual cash incentive for the year in which termination occurs ($225,000); (c) up to $20,000 in outplacement services; and (d) COBRA coverage benefits for one year, if elected. Mr. Johansson’s cash severance benefits are generally subject to Mr. Johansson’s execution and non-revocation of a release of claims in favor of the Company.

Mr. Johansson’s employment arrangement provides that in general, if his employment is terminated by the Company without “cause” or by Mr. Johansson for “good reason” (as such terms are defined for purposes of his employment arrangement) other than during the one-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($375,000); and (ii) a lump sum equal to his full year target annual cash incentive based on actual performance for the year in which the termination occurs (which we have assumed to be $450,000 for this presentation), plus COBRA benefits for one year, if elected.

(6)	Represents the payment of COBRA reimbursements following termination. Mr. Gleason’s employment agreement provides for the reimbursement of 12 months COBRA payments if he elects continued coverage. Mr. Eckl’s employment agreement and Messrs. Johansson’s and Nuggihalli’s employment arrangements provides for a lump sum payment (or direct payment) for up to 12 months of COBRA coverage if elected.

Employment Agreement with Mr. Gleason

We entered into an employment agreement on July 6, 2020, with Mr. Gleason in connection with his appointment as our CEO. The employment agreement has an initial term of three years, subject to annual extensions unless the Company timely terminates such extensions. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company, Mr. Gleason’s employment agreement provides for the following ongoing rights and obligations:

●	a base salary that is subject to annual reviews for increase;
●	the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash incentive with a target bonus opportunity equal to no less than 100% of his base salary and a maximum incentive opportunity equal to no less than 200% of his base salary;
●	eligibility for not less than $1 million in annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted (no less than 60% of such annual equity award shall be subject to the achievement of performance objectives determined by the Compensation Committee);
●	a $1,000 monthly car allowance; and
●	reimbursement for up to $2,500 per month for apartment or comparable rental expense through December 31, 2021.

Under the employment agreement, Mr. Gleason is subject to customary one-year post-employment non-competition obligations and indefinite employee non-solicitation and confidentiality obligations. The employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of Mr. Gleason’s employment.

Separation Agreement with Mr. Eckl

Mr. Eckl ceased serving as the Company’s Chief Financial Officer, effective August 14, 2022 and left effective August 20, 2022 (“Departure Date”). Mr. Eckl’s employment was terminated by us without cause. Mr. Eckl remained an employee of the Company through the Departure Date in order to facilitate a smooth and orderly transition of his responsibilities and was compensated in accordance with the existing arrangements through the Departure Date. In connection with his departure, on September 30, 2022, the Company and Mr. Eckl entered into an Executive Separation Agreement and Release (the “Separation Agreement”). Pursuant to the Separation Agreement, in exchange for Mr. Eckl’s execution and non-revocation of a general release of claims contained in the Separation Agreement (the “Release”) and compliance with certain other restrictive covenants in his Executive Employment Agreement dated January 9, 2017 (the “Employment Agreement”), he received (subject to applicable taxes) certain compensation and benefits provided for under the

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Employment Agreement, consisting of: (1) accrued obligations to pay Mr. Eckl’s base salary through the Departure Date and certain reimbursable business expenses and accrued but unpaid vacation pay to Mr. Eckl; (2) $366,000 as a lump sum cash severance payment; (3) a cash lump sum equal to 12 months of taxable COBRA premiums for continued health care insurance coverage for Mr. Eckl and his family; and (4) $251,625 representing 125% of Mr. Eckl’s full-year 2022 annual cash incentive award target opportunity (modified from pro-rata payout of the 2022 annual cash incentive award based on actual 2022 performance under the Employment Agreement).

In addition, under the Separation Agreement, the Compensation Committee of the Company’s Board of Directors provided for Mr. Eckl to receive, contingent on the Release and compliance with applicable restrictive covenants, accelerated vesting and payout of 54,807 service-based restricted stock units granted to Mr. Eckl on various dates across 2018, 2019, 2020 and 2021 that remained unvested and outstanding as of the Departure Date.

The employment agreement with Mr. Gleason, and our employment arrangements with Messrs. Johansson and Nuggihalli, also each provide that if we terminate the executive officer’s employment without “cause” (as defined for Mr. Gleason in his employment agreement) or if the executive officer terminates employment for “good reason” (as defined for Mr. Gleason in his employment agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual incentive he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) for Messrs. Gleason, Johansson and Nuggihalli, reimbursement (or direct payment) of monthly COBRA payments for up to 12 months after termination.

If Mr. Gleason is terminated without cause or terminates his employment for good reason within two years after a “change in control” (as defined in Mr. Gleason’s employment agreement) of our Company, the cash severance amount would include Mr. Gleason’s target annual bonus for the year of termination (rather than a pro-rata bonus based on actual performance).

Pursuant to his employment agreement, Mr. Gleason is also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. The employment agreement also includes a customary indemnification provision. Mr. Gleason’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of his employment.

CIC Severance Plan Coverage

As part of Messrs. Johansson’s and Nuggihalli’s employment, they were each granted participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance similar to that described above for Mr. Gleason. Additionally, both Messrs. Johansson and Nuggihalli are participants in the CIC Severance Plan.

The CIC Severance Plan generally provides that, if within one year after the date of a change in control of our Company (or within six months of such change in control under certain circumstances described in the CIC Severance Plan), we terminate Messrs. Johansson’s or Nuggihalli’s employment without “cause” (as defined in the CIC Severance Plan) (and not for death or disability, as explained in the CIC Severance Plan), or if either terminates employment for “good reason” (as defined in the CIC Severance Plan), then they, as individuals, will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to their execution of a release of claims in favor of the Company: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to full target achievement of the annual cash incentive he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; (3) direct payment on his behalf of monthly COBRA payments for up to 12 months after termination; and (4) up to $20,000 in outplacement benefits (plus transfer of certain life insurance policies by the Company if applicable and requested). Participation in the CIC Severance Plan also requires compliance with certain customary confidentiality, non-disparagement, non-competition, and non-solicitation provisions.

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On March 3, 2023, our Board of Directors approved an amendment and restatement of the CIC Severance Plan. The amendment and restatement added as a qualifying termination for certain participants, including our NEOs, a termination for “good reason” (as defined in the CIC Severance Plan) not in connection with a change in control. “Good reason” is defined in the CIC Severance Plan generally to include certain material diminutions of the participant’s duties, authorities or responsibilities; certain material reductions in the participant’s base salary or incentive opportunity (other than certain generally applicable reductions); certain relocations of the participant’s primary workplace; and certain material breaches of the CIC Severance Plan by us. A “change in control” is defined for purposes of the CIC Severance Plan generally to include any person becoming the beneficial owner of 50% or more of our outstanding common stock or voting securities; certain changes in the majority of our Board of Directors that are not approved by a super-majority of the incumbent directors; the consummation of certain mergers or similar transactions or sales of all or substantially all of our assets; and approval by our stockholders of a complete liquidation or dissolution.

The amendment and restatement of the CIC Severance Plan also increased the cash severance that will be payable on a qualifying termination of employment not in connection with a change in control for certain participants, including our NEOs, from 26 weeks’ base salary to one year’s base salary, plus the participant’s annual cash incentive, based on (i) “target” performance for the year of termination (for a termination by the participant for good reason) or (ii) actual performance not to exceed “target” for the year of termination (for a termination by us other than for cause, or for disability or death). Other changes effected by the amendment and restatement include replacing company-paid outplacement services on a qualifying termination in connection with a change in control with a cash payment of $20,000 intended for outplacement, expanding the participant’s obligation to provide assistance after a qualifying termination to include responding to requests for information and assisting with transition matters and giving the CIC Severance Plan precedence over individual agreements except for the CEO.

Mr. Gleason is not currently a participant in the CIC Severance Plan, but instead participates in certain change in control severance benefits under his employment agreement as described above.

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Chief Executive Officer Pay Ratio

For 2022, the ratio of the annual total compensation of Mr. Gleason, our CEO (“CEO Compensation”), to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 44 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules (Item 402(u) of Regulation S-K), using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $2,534,194, which represents the total 2022 compensation reported for Mr. Gleason, as set forth above in the 2022 Summary Compensation Table. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $57,325 and was calculated using the same methodology we used for our named executive officers in the 2022 Summary Compensation Table.

We identified our Median Employee using our global employee population as described below, as of December 31, 2022 (the “Determination Date”). In total, our workforce consisted of 954 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal, and temporary employees for us and our consolidated subsidiaries as of our Determination Date (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 29 non-U.S. employees (consisting of 29 employees in South Korea, or collectively approximately 3% of our total workforce of 983 employees), which we excluded from consideration under the de minimis exception in the SEC rules and does not exclude any employees of businesses acquired by us or combined with us during 2022.

To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2022, and ending on December 31, 2022. The cash compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or other annualizations for purposes of this pay ratio disclosure.

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Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the compensation actually paid (“CAP”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT.

The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for fiscal years 2021 and 2022. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

	PEO		Non-PEO NEOs		Performance

	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in thousands)
Year	($) [1]	($)	($)	($)	($) [2]	($) [3]
2022	2,534,194	7,815,771	1,102,814	1,355,688	167.82	17,417
2021	1,979,299	813,537	863,982	623,623	89.51	1,426
(1)	Mr. Gleason was our PEO for each of the 2021 and 2022 fiscal years.
(2)	The amount shown in the table reflects the cumulative change as of the end of the periods presented of an investment of $100 in our common stock as of December 31, 2020.
(3)	The dollar amounts reported represent the amount of net income reflected in our consolidated audited financial statements for the applicable year.

The amounts disclosed in the table above as Compensation Actually Paid to our PEO reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our PEO:

	Total Compensation	Less: Amount reported under the "Stock Awards" column in the SCT	Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year

Add: Change in
fair value as of
vesting date,
compared to prior
fiscal year-end, of
awards granted
in any prior fiscal year
for which all vesting
conditions were
satisfied at
fiscal year-end
or during the fiscal year

						Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	Compensation Actually Paid
Year	($)	($) [4]	($) [4]	($) [4]	($) [5]	($) [5]	($)
2022	2,534,194	(1,059,469)	2,998,546	3,466,653	(124,153)	—	7,815,771
2021	1,979,299	(1,126,112)	740,325	(582,097)	(197,878)	—	813,537

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For the 2022 fiscal year, our Non-PEO NEOs were: Mr. Nuggihalli, Mr. Johansson, and Mr. Eckl. For the 2021 fiscal year, our Non-PEO NEOs were: Mr. Nuggihalli and Mr. Eckl. The amounts disclosed in the table above as average Compensation Actually Paid to our Non-PEO NEOs reflect the adjustments listed in the tables below to the average amounts reported in the Summary Compensation Table for Non-PEO NEOs:

	Total Compensation	Less: Amount reported under the "Stock Awards" column in the SCT	Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year

Add: Change in
fair value as of
vesting date,
compared to prior
fiscal year-end, of
awards granted
in any prior fiscal year
for which all vesting
conditions were
satisfied at
fiscal year-end
or during the fiscal year

						Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	Compensation Actually Paid
Year	($)	($) [4]	($) [5]	($) [5]	($) [5]	($)	($)
2022	1,102,814	(341,129)	478,730	115,513	52,860	(53,100)	1,355,688
2021	863,982	(399,563)	281,301	(73,385)	11,374	(60,086)	623,623

(4)	Reflects SCT reported change in “Stock Awards” column from the SCT and fair values of stock and option awards forfeited during the covered year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(5)	As of the end of the fiscal year-end, reflects the fair values awards granted during the fiscal year that are outstanding and unvested, the change in fair value compared to prior fiscal year-end of awards granted in any prior fiscal year that are outstanding, and the change in value as of the vesting date compared to prior fiscal year-end of awards granted in any prior fiscal year for which all vesting conditions were satisfied.

Analysis of the Information Presented in the Pay Versus Performance Table

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s TSR over the period covering fiscal years 2021 and 2022. A large component of our executive compensation is equity-based to align compensation with performance, but also includes other appropriate incentives such as cash bonuses that are designed to incentivize our executives to achieve annual corporate goals. We believe the equity-based compensation strongly aligns our PEO and Non-PEO NEOs’ interests with those of our stockholders to maximize long-term value and encourages long-term employment.

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CECO ENVIRONMENT

The following chart shows the relationship between Compensation Actually Paid to our PEO, the average of the Compensation Actually Paid to our Non-PEO NEOs and our net income over the period covering fiscal years 2021 and 2022.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✓ The Board recommends a vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023.

At the recommendation of the Audit Committee, our Board has ratified the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2023. BDO has served in that capacity and reported on our consolidated financial statement and the effectiveness of our internal controls over financial reporting continuously since 2008. A representative of BDO is expected to be present at the Annual Meeting.

Our Audit Committee approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

Although we are not required to seek stockholder approval of the appointment of BDO, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of BDO, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

This proposal requires an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for approval.

Our Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2023.

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AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022, with our management and has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

David B. Liner

Richard Wallman

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31:

	2022	2021
Audit Fees	$1,233,910	$1,260,321
Audit-Related Fees	405,000	127,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,638,910	$1,387,321

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the three categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for due diligence services in connection with acquisitions.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

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CECO ENVIRONMENT

OTHER INFORMATION

MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our common stock as of April 10, 2023, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all directors and executive officers as a group. Beneficial ownership includes the right to acquire shares within 60 days, including upon the exercise of an option or vesting of an RSU; however, such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

	Number of Shares of
	Common Stock	Percent of Total Common
Name of Beneficial Owner	Beneficially Owned [2]	Stock Outstanding [1]
All Executive Officers and Directors as a group (12 persons)	5,478,040	15.8%
Jason DeZwirek [3]	4,284,100	12.4%
Todd Gleason	678,359	*
Ramesh Nuggihalli	20,070	*
Peter Johansson	—	*
David B. Liner	118,080	*
Claudio A. Mannarino	83,284	*
Munish Nanda	52,938	*
Valerie Gentile Sachs	74,446	*
Richard F. Wallman	152,822	*
Robert E. Knowling, Jr.	11,941	*

*	Less than 1%
(1)	Based on 34,589,703 shares of common stock outstanding as of April 10, 2023.
(2)	Amounts reported in this column include RSUs that vest before June 9, 2023, and shares that could be acquired upon options that are exercisable before June 9, 2023, as shown in this table below:

Name of Beneficial Owner	RSUs	Option Shares
Todd Gleason	—	—
Ramesh Nuggihalli	—	—
Peter Johansson	—	—
Jason DeZwirek	11,941	—
David B. Liner	11,941	—
Claudio A. Mannarino	11,941	—
Munish Nanda	11,941	—
Valerie Gentile Sachs	11,941	—
Richard F. Wallman	11,941	—
Robert E. Knowling, Jr.	—	—

(3)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015, and is supplemented by a Form 4 filed with the SEC on June 10, 2022, by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

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Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G:

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class [1]
Dimensional Fund Advisors LP [2] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,358,534	6.9%
Icarus Investment Corp. [3] 127 Davenport Road Toronto, Ontario M5R 1H8	2,770,546	8.1%
(1)	Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 of as December 31, 2022.
(2)	Based on a Schedule 13G/A filed with the SEC on February 10, 2023, as of December 31, 2022, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,310,714 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.
(3)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015, and is supplemented by a Form 4 filed with the SEC on June 10, 2022, by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than 10% of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for the fiscal year ended December 31, 2022 were made in a timely manner, except that a Form 3 for Ms. Joycelynn Watkins-Asiyanbi reporting her initial holdings and a Form 4 reporting her acquisition of Company common stock were filed late on July 11, 2022 due to administrative error.

Certain Transactions

Since January 1, 2021, except as described below, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then-director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transactions in accordance with the Audit Committee Charter.

Effective August 15, 2022, Peter K. Johansson joined us as Senior Vice President, Chief Financial and Strategy Officer. From January 2022 and prior to joining the Company, Mr. Johansson provided consulting services regarding the Company’s business strategy. Prior to joining the Company, Mr. Johansson received a total of $210,000 in consulting fees during 2022. Upon appointment as Senior Vice President, Chief Financial and Strategy Officer, the consulting arrangement was terminated, and Mr. Johansson began being compensated as an employee of the Company and in accordance with our executive compensation program.

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INFORMATION FOR OUR 2024 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2024 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2024 Annual Meeting, you must give us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 26, 2023.

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2024 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. In accordance with our Bylaws, we must receive your notice no earlier than February 6, 2024, and no later than March 7, 2024.

If, however, the date of the 2024 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely, and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at the Annual Meeting of Stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

●	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;
●	the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;
●	a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;
●	whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;
●	any derivative interest in our Company’s securities (as such term is defined in our Bylaws);
●	any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company, or which has the effect of increasing or decreasing such stockholder’s voting power;
●	any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

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●	any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;
●	any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and
●	any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

Universal Proxy Rules

In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with Rule 14a-19 under the Exchange Act.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 24, 2023

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QUESTIONS AND ANSWERS ABOUT OUR 2023 ANNUAL MEETING

Who is Soliciting My Vote?

The Board of Directors (the “Board”) of CECO Environmental Corp.(“CECO” or the “Company”, “we”, “us” or “our”) is soliciting proxies to be voted at the Annual Meeting to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECO2023 at 8:00 a.m., Central Time, on June 5, 2023, or any postponement or adjournment thereof.

Why Did I Receive a Notice of Internet Availability of Proxy Materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We mailed the Notice and released our proxy materials on or about April 24, 2023, to all stockholders of record as of April 10, 2023, the Record Date, who are entitled to vote in connection with the Annual Meeting.

Will I Receive Other Proxy Materials by Mail?

No, you will not receive any proxy materials, other than the Notice, by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.ProxyVote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com prior to May 22, 2023.

Who Bears the Cost of Solicitation?

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote?

Only stockholders of record at the close of business on April 10, 2023, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 34,589,703 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a Stockholder of Record?

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent Broadridge Financial Services, Inc. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote and What You are Voting on

If you are a registered stockholder, there are several ways for you to vote. You may attend the Annual Meeting via the internet and vote during the Annual Meeting. You may also vote by internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described on the Notice and in the proxy card. We recommend you vote by mail, internet or telephone even if you plan to attend the Annual Meeting. If you vote by internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the Annual Meeting.

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Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on the Notice, proxy card or voting instruction form;

By Telephone: Dial 1-800-579-1639. You will need the control number included on the Notice, proxy card or voting instruction form; or

By Mail: Complete, date and sign your proxy card or voting instruction form and mail it.

Internet and telephone voting for stockholders is available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on June 4, 2023.

The persons named as proxies have informed the Company of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

●	FOR the election of each director nominee (Proposal 1);
●	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);
●	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023 (Proposal 3); and
●	In accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2023.

What Does it Mean if I Receive More Than One Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or during the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Unless you revoke your proxy at the Annual Meeting, your revocation must be received by 11:59 p.m. Eastern Time on June 4, 2023.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote during the Annual Meeting. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

How do I participate in, and ask questions during the Annual Meeting?

If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/CECO2023 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

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To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

●	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
●	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
●	Questions pertinent to the Annual Meeting and related to our business will be answered during the webcast, subject to time constraints. Any such questions that cannot be answered live due to time constraints will be posted and answered on our website, https://cecoenviro.com as soon as practical after the Annual Meeting.
●	Questions may be omitted if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
●	No audio or video recordings of the Annual Meeting are permitted.

How are Votes Counted and how are Abstentions and Broker Non-Votes Treated?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” (Proposals 1, 2 and 3), “Against” (Proposals 1, 2 and 3), broker non-votes (Proposals 1 and 2) and “Abstain” (Proposals 1, 2 and 3).

Abstentions will be counted towards the vote total for Proposals 1, 2 and 3 and will have the same effect as “Against” votes. Broker non-votes will have the same effect as a vote against each director in Proposal 1 and against Proposal 2.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present at the Annual Meeting or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will each be elected by an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy.

Required Votes to Pass Other Proposals

Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 3 (to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023) each require the affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for approval.

The votes for Proposal 2 and Proposal 3 are advisory in nature and are not binding on our Company; however, our Board will consider the outcomes of these votes in future deliberations.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 3 (ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2023) is a routine proposal. Proposal 1 (election of directors) and Proposal 2 (to approve, on an advisory basis, the

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compensation of our named executive officers) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not have the authority to vote on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against each director in Proposal 1 and against Proposal 2.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Where Can I Find the Voting Results?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. The report will be available on our website at www.cecoenviro.com.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions;

●	If the shares are registered in the name of the stockholder, the stockholder should contact Corporate Secretary at 14651 N. Dallas Parkway, Suite 500 Dallas, Texas 75254, or via telephone at (214) 357-6181, to inform us of his or her request; or
●	If a broker, bank, broker-dealer, custodian or other similar organization holds the shares, the stockholder should contact that representative directly.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the seven director nominees proposed by our Board, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

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Appendix 1

Relative TSR peer companies:

Company (n = 68)

RTSR Peer Group Entities
Acme United Corporation	Manitex International, Inc.
AgroFresh Solutions, Inc.	Mastech Digital, Inc.
Alta Equipment Group Inc.	Matrix Service Company
American Superconductor Corporation	Mayville Engineering Company, Inc.
ARC Document Solutions, Inc.	Mesa Air Group, Inc.
Aris Water Solutions, Inc.	Miller Industries, Inc.
Astronics Corporation	Mistras Group, Inc.
Atlas Technical Consultants, Inc.	NL Industries, Inc.
BGSF, Inc.	NN, Inc.
Blue Bird Corporation	Northwest Pipe Company
Bowman Consulting Group Ltd.	Olympic Steel, Inc.
Charah Solutions, Inc.	Orion Energy Systems, Inc.
Civeo Corporation	Orion Group Holdings, Inc.
Commercial Vehicle Group, Inc.	Pangaea Logistics Solutions, Ltd.
CompX International Inc.	Park-Ohio Holdings Corp.
Concrete Pumping Holdings, Inc.	Performant Financial Corporation
Covenant Logistics Group, Inc.	Powell Industries, Inc.
DLH Holdings Corp.	Preformed Line Products Company
DXP Enterprises, Inc.	Quad/Graphics, Inc.
EVI Industries, Inc.	Quest Resource Holding Corporation
Fathom Digital Manufacturing Corporation	Radiant Logistics, Inc.
FutureFuel Corp.	Rayonier Advanced Materials Inc.
Gold Resource Corporation	Redwire Corporation
Graham Corporation	Sisecam Resources LP
Hill International, Inc.	Synalloy Corporation
Hudson Technologies, Inc.	The Eastern Company
Hurco Companies, Inc.	Trecora Resources
Huttig Building Products, Inc.	Tredegar Corporation
Infrastructure and Energy Alternatives, Inc.	Twin Disc, Incorporated
INNOVATE Corp.	U.S. Xpress Enterprises, Inc.
Karat Packaging Inc.	USA Truck, Inc.
Kimball International, Inc.	Willdan Group, Inc.
L.B. Foster Company	Willis Lease Finance Corporation
Lawson Products, Inc.
LSI Industries Inc.

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Appendix 2

Supplementary Reconciliation of Non-GAAP Financial Measures:

(dollars in millions)	Annual 2020	Annual 2021	Annual 2022
Net income as reported in accordance with GAAP	$8.2	$1.4	$17.4
Amortization expenses	7.4	6.7	7.0
Earnout expenses	1.4	1.1	(0.2)
Restructuring expenses	2.3	0.6	0.1
Acquisition and integration expenses	1.4	0.8	4.5
Executive transition expenses	1.5	—	1.2
Intangible asset impairment	0.9	—	—
Foreign currency remeasurement	0.3	2.0	(1.3)
Tax expense (benefit) of adjustments	(3.9)	(2.8)	(2.8)
Non-GAAP net income	$19.5	$9.8	$25.9
Depreciation	2.5	3.2	3.6
Non-cash stock compensation	2.0	3.3	3.9
Other (income) expense, net	(2.3)	0.2	(5.6)
Interest expense	3.5	3.0	5.4
Income tax expense	7.6	5.5	8.2
Noncontrolling interest	—	0.6	0.8
Adjusted EBITDA	$32.8	$25.6	$42.2
Adjusted EBITDA margin	10.4%	7.9%	10.0%

(dollars in millions)	Annual 2020	Annual 2021	Annual 2022
Net cash provided by operating activities	$4.4	$13.3	$29.6
Earnouts payments (within operating activities)	—	0.6	1.0
Acquistions of property and equipment	(3.9)	(2.6)	(3.4)
Free Cash Flow	$0.5	$11.3	$27.2

A-2	2023 Proxy Statement

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000610865_1 R1.0.0.6 CECO ENVIRONMENTAL CORP. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CECO2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR each of the nominees in Proposal 1: 1. Election of Directors Nominees For Against Abstain 1a. Jason DeZwirek 1b. Todd Gleason 1c. Robert E. Knowling, Jr. 1d. Claudio A. Mannarino 1e. Munish Nanda 1f. Valerie Gentile Sachs 1g. Richard F. Wallman The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company's named executive officers. For Against Abstain 3. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2023. NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000610865_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our Annual Report to Stockholders and Proxy Statement are available at www.proxyvote.com CECO ENVIRONMENTAL CORP. Annual Meeting of Stockholders June 5, 2023 8:00 AM Central Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Todd Gleason and Lynn Watkins-Asiyanbi, or either of them, as proxy, and each with full power of substitution and revocation, to represent and to vote as designated on this proxy, all of the shares of common stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Central Time on Monday, June 5, 2023, at www.virtualshareholdermeeting.com/CECO2023, or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. Continued and to be signed on reverse side